Exhibit (s)

Calculation of Filing Fee Tables

FORM N-2

(Form Type)

BLACKROCK SCIENCE AND TECHNOLOGY TRUST

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Common Shares of Beneficial Interest, $0.001 par value	Other(1)	14,500,000	$38.87	$563,542,500(1)	$92.70	$52,240.39

Fees to Be Paid	Other	Rights to Purchase Common Shares(2)	—	—	—	—	—	—

Fees Previously Paid

Carry Forward Securities

Carry Forward Securities	Equity	Common Shares of Beneficial Interest, $0.001 par value	415(a)(6)	3,500,000(3)	$33.75	$118,125,000	$121.20		N-2	333-233028	September 26, 2019	$14,316.75

Total Offering Amounts						$709,000,000		$52,240.39

Total Fees Previously Paid

Total Fee Offsets

Net Fee Due								$52,240.39

(1)

The Registrant is relying on Rule 457(c) under the Securities Act of 1933 to calculate the registration fee. The Maximum Aggregate Offering Price is estimated solely for the purpose of determining the registration fee in accordance with Rule 457(c) under the Securities Act of 1933 based on the average of the high and low sales prices of the shares of common shares of beneficial interest on May 3, 2022, as reported on the New York Stock Exchange. The proposed maximum offering price per security will be determined, from time to time, by the Registrant in connection with the sale by the Registrant of the securities registered under this Registration Statement.

(2)

No separate consideration will be received by the Registrant. Any shares issued pursuant to an offering of rights to purchase shares of common shares of beneficial interest, including any shares issued pursuant to an over-subscription privilege or a secondary over-subscription privilege, will be shares registered under this Registration Statement.

(3)

Pursuant to Rule 415(a)(6) under the Securities Act, the Registrant is carrying forward 3,500,0000 unsold common shares of beneficial interest (the “Unsold Shares”) that were previously registered for sale under a Registration Statement filed on September 18, 2019 on Form N-2 (File No. 333-233028) and declared effective on September 26, 2019 (the “Prior Registration Statement”). The Registrant previously paid filing fees in the aggregate of $53,176.50 relating to the securities registered on the Prior Registration Statement. Pursuant to Rule 415(a)(6) under the Securities Act, the filing fees previously paid with respect to the Unsold Shares will continue to be applied to such Unsold Shares. Pursuant to Rule 415(a)(6) under the Securities Act, the offering of Unsold Shares under the Prior Registration Statement will be deemed terminated as of the date of effectiveness of this Registration Statement.